Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:

AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Chris Dailey/Robert Jones (646) 445-4801; (646) 201-5447 cdailey@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Dave Schemelia (646) 201-5431 dave@evcgroup.com

AngioDynamics Reports 2015 Second Quarter Financial Results

•	Second Quarter Fiscal 2015 Net Sales increased 4% to $92.1 million; 5% sales growth excluding supply agreement

•	GAAP EPS of $0.04; Non-GAAP adjusted net income of $0.17 per share, a 21% YOY increase

•	EBITDA of $11.9 million; Adjusted EBITDA of $15.9 million, a 18% YOY increase

•	Company raises full-year adjusted EPS guidance to $0.66-$0.72

ALBANY, N.Y., (January 8, 2015) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the second quarter ended November 30, 2014.

“The strong sales momentum we established last fiscal year continued in the second quarter of FY15 as net sales growth, excluding the supply agreement, reached the high end of our expectation at 5%. Cost savings initiatives and restructuring actions enabled us to realize operating margin expansion leading to earnings per share (non-GAAP) growth of 21% to $0.17 cents per share compared to last year’s fiscal second quarter,” commented Joseph M. DeVivo, President and Chief Executive Officer. “Our three core businesses each made a positive contribution to our strong performance, marking the seventh consecutive quarter for year-over-year sales growth. Oncology/Surgery produced strong 9% net sales growth and was a key driver for our International business. Our Vascular Access business also posted an impressive 9% increase, fueled by the continued strong performance of our BioFlo platform. Today, BioFlo PICCs represent nearly 60% of our total PICC volume, while our BioFlo offerings in ports and dialysis reached double-digit shares of those product categories in the quarter. Peripheral Vascular grew 1% as it anniversaried an impressive quarter last year, and our fast growing AngioVac technology grew 46% in the quarter as we continue to penetrate the thromboembolism market opportunity. Based on the Company’s execution and the performance of our growth drivers in the first half fiscal year 2015, we believe we are extremely well positioned to continue this strong momentum in the second half of Fiscal 2015 to deliver increased net sales, margin expansion and profitability to our shareholders.”

Q2 FY15 Financial Results

Net sales of $92.1 million increased 4% compared with last year’s second quarter net sales of $88.6 million. Excluding the planned wind-down of the supply agreement with Boston Scientific (BSC), second quarter sales were up 5% to $91 million compared to $86.9 million in last year’s second quarter. The following sales comparisons exclude the BSC supply agreement.

 Peripheral Vascular net sales in the second quarter increased 1% to $49.4 million compared to $48.8 million in the prior year period. Vascular Access net sales grew 9% to $28 million compared to $25.6 million in the year ago quarter. Oncology/Surgery net sales of $13.6 million increased 9% compared to $12.6 million in the year ago quarter. Net sales in the U.S. rose 4% to $72.1 million from $69.5 million in the prior year period. International net sales grew 9% to $19 million from $17.5 million in last year’s second quarter.

The Company’s net income was $1.3 million, or $0.04 on a per share basis, compared to a net loss of $0.3 million, or $0.01 on a per share basis, a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $6.2 million, or $0.17 per share, for the second quarter compared to net income of $4.9 million, or $0.14 per share, for the year ago quarter, representing a 21% increase.

Second quarter EBITDA grew to $11.9 million, or $0.33 per share, compared to $8.6 million, or $0.24 per share, in the year ago period. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $15.9 million, or $0.44 per share, compared to $13.5 million, or $0.38 per share, in the year ago comparable period, representing a 18% increase.

At November 30, 2014, cash and investments were $16.6 million and debt was $155.2 million.

Recent Events

•
The Company’s average daily trading volume tripled from approximately 100,000 shares to 300,000 shares after it was added to the S&P SmallCap 600 Index and the GICS Life & Health Insurance sub-industry index after the close of trading on Monday, October 20, 2014. The S&P SmallCap 600 Index consists of 600 small capitalization stocks defined as companies with market capitalizations between $400 million and $1.8 billion. Other criteria include financial viability, stock trading liquidity, public float size and corporate governance structure.

•
AngioDynamics’ NanoKnife system received OPS procedure classification codes from the German Ministry of Health. Eleven new OPS Codes were introduced covering bile ducts, bone, liver, lung, stomach, adrenal gland, kidney, esophagus, prostate pancreas and rectum. This process is the first step in securing reimbursement for new medical technologies in Germany. Additionally, the Company received a DRG code for NanoKnife in the Pancreas in the Netherlands.

•
The Company signed an agreement, effective January 1, 2015, with HealthTrust covering PICC (peripherally inserted central catheter) products. Under the terms of the agreement, AngioDynamics’ entire PICC portfolio, including its thromboresistant BioFlo PICC product line and Celerity tip location system, became available to HealthTrust members.

•
The Company received a Warning Letter from the FDA relating to observations noted during FDA’s inspection of the Company’s Navilyst Medical facilities located in Marlborough, Mass. and Glens Falls, N.Y. in 2014.  The matters raised in the Warning Letter and observations focused on design control processes related to packaging validations and accelerated and real time aging testing in connection with the Company’s fluid management and PICC families of products, inconsistency of a manufacturing product test process used among similar valved PICC products, a particular verification test of valved PICC products and non-conforming product control procedures.  The Company takes these matters seriously and is committed to complying with all applicable laws, regulations and rules in connection with the manufacturing, sale and marketing of its products.  The Company made a comprehensive response to the issues raised in the letter and is committed to working with FDA to resolve all outstanding issues.

•
The Company saw regulatory developments in both domestic and international registrations and renewals. Recent U.S. approvals include two new FDA clearances for the AngioVac system updating the cannula design for improved vessel access and changes to the circuit to improve rapid connector set up. In addition the packaging for the system has been updated for easier access and storage. Other U.S. clearances included a VenaCure EVLT NeverTouch Procedure Kit and Tre’ Sheath and PICC Maximal Barrier Nursing Kit. Internationally, the Company gained NanoKnife registrations in New Zealand, Russia, Thailand and Hong Kong, as well as radio frequency ablation registrations in Israel and microwave in Thailand, along with various Vascular Access and Peripheral vascular registrations in Canada, Europe, Israel and China.

•
AngioDynamics saw further clinical traction with NanoKnife, with two new papers published during the course of quarter. This included, “Systematic review of irreversible electroporation in the treatment of advanced pancreatic cancer,” published by EJSO online in August 2014 by Dr. Moir et al., and, “Irreversible Electroporation: A Novel Therapy for Stage III Pancreatic Cancer,” published by Advances in Surgery online in September 2014 by Dr. Weiss and Wolfgang from Johns Hopkins’ Department of Surgery.

Six Months Financial Results

For the six months ended November 30, 2014, net sales were $179.5 million, a 4% increase compared to the $172.2 million reported a year ago. The Company’s net income was $1.8 million, or $0.05 per share, compared to net loss of $0.6 million, or $0.02 per share, reported a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $11.9 million, or $0.33 per share, compared to net income of $8.9 million, or $0.25 per share, a year ago, representing a 32% increase. EBITDA was $21.8 million, or $0.61 per share, compared to EBITDA of $16.7 million, or $0.47 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $30.4 million, or $0.84 per share, compared to $25.6 million, or $0.73 per share, in the year ago period, representing a 19% increase.

Fiscal 2015 and Third Quarter Guidance

“As a result of our continued strong operational performance, we are raising both the lower and upper end of our adjusted earnings per share (EPS) guidance to a range of $0.66 to $0.72,” said Mark Frost, Executive Vice President and Chief Financial Officer, “while maintaining our net sales guidance range at $362 million to $368 million.

“We are anticipating net sales to range from $88 million to $91 million in the third quarter, 5% at the top end excluding our supply agreement,” Mr. Frost continued. “Adjusted EPS excluding amortization is expected to be $0.14 to $0.17, representing a 21% improvement over third quarter fiscal 2014 at the high end.”

Conference Call

AngioDynamics will host a conference call today at 4:30 p.m. Eastern Time to discuss its second quarter results. To participate in the live call by telephone, please call 1-888-299-7209 and reference the Conference ID: 2628397.  In addition, a live webcast and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the website 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported net sales, excluding a supply agreement; EBITDA (income before interest, taxes, depreciation and amortization); adjusted EBITDA; adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics, the AngioDynamics logo, AngioVac, BioFlo, NanoKnife, NeverTouch, Tre-Sheath and VenaCure EVLT are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary. Celerity is a trademark and/or registered trademark of Medical Components Inc.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,”

“believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2014, its Annual Report on Form 10-K/A for the fiscal year ended May 31, 2014, and its quarterly report on form 10-Q for the fiscal quarter ended August 31, 2014, and the current reports on Form 8-K, filed with the SEC on October 9, 2014, Oct. 31, 2014, and November 14, 2014. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue, and is similarly approved for commercialization in Canada, the European Union and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net sales	$92,149	$88,571	$179,480	$172,215
Cost of sales	44,493	43,686	85,999	84,750
Gross profit	47,656	44,885	93,481	87,465
% of net sales	51.7%	50.7%	52.1%	50.8%

Operating expenses
Research and development	6,069	7,003	12,787	13,712
Sales and marketing	20,981	21,073	41,048	41,036
General and administrative	7,973	6,411	15,296	13,097
Amortization of intangibles	4,063	4,339	8,078	8,448
Medical device tax	1,076	999	2,071	1,975
Change in fair value of contingent consideration	617	940	1,418	1,673
Acquisition, restructuring and other	2,302	2,679	4,966	4,681
Total operating expenses	43,081	43,444	85,664	84,622
Operating income	4,575	1,441	7,817	2,843
Other income (expense), net	(1,745)	(1,791)	(3,569)	(3,756)
Income (loss) before income taxes	2,830	(350)	4,248	(913)
Provision for (benefit from) income taxes	1,492	(89)	2,440	(279)
Net income (loss)	$1,338	$(261)	$1,808	$(634)

Earnings (loss) per common share
Basic	$0.04	$(0.01)	$0.05	$(0.02)
Diluted	$0.04	$(0.01)	$0.05	$(0.02)

Weighted average common shares
Basic	35,595	35,132	35,475	35,041
Diluted	36,127	35,132	36,012	35,041

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income (loss)	$1,338	$(261)	$1,808	$(634)

Amortization of intangibles	4,063	4,339	8,078	8,448
Change in fair value of contingent consideration	617	940	1,418	1,673
Amortization of inventory basis step-up (1)	-	75	-	75
Acquisition, restructuring and other (2)	2,302	2,679	4,966	4,681
Tax effect of non-GAAP items (3)	(2,089)	(2,893)	(4,389)	(5,376)
Adjusted net income	$6,231	$4,879	$11,881	$8,867

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Diluted earnings (loss) per share	$0.04	$(0.01)	$0.05	$(0.02)

Amortization of intangibles	0.11	0.12	0.22	0.24
Change in fair value of contingent consideration	0.02	0.03	0.04	0.05
Amortization of inventory basis step-up (1)	-	0.00	-	0.00
Acquisition, restructuring and other (2)	0.06	0.08	0.14	0.13
Tax effect of non-GAAP items (3)	(0.06)	(0.08)	(0.12)	(0.15)
Adjusted diluted earnings per share	$0.17	$0.14	$0.33	$0.25

Adjusted diluted sharecount	35,947	35,348	36,012	35,216

(1) Amortization of step-up of acquired inventory value in accounting for acquisitions.
(2) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(3) Represents the net tax effect of non-GAAP adjustments.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income (loss)	$1,338	$(261)	$1,808	$(634)

Provision for (benefit from) income taxes	1,492	(89)	2,440	(279)
Other income (expense), net	1,745	1,791	3,569	3,756
Depreciation and amortization	7,314	7,123	13,999	13,870
EBITDA	11,889	8,564	21,816	16,713

Change in fair value of contingent consideration	617	940	1,418	1,673
Amortization of inventory basis step-up (1)	-	75	-	75
Acquisition, restructuring and other (2,3)	1,927	2,679	4,216	4,681
Stock-based compensation	1,506	1,271	2,901	2,423
Adjusted EBITDA	$15,939	$13,529	$30,351	$25,565

Per diluted share:
EBITDA	$0.33	$0.24	$0.61	$0.47
Adjusted EBITDA	$0.44	$0.38	$0.84	$0.73

(1) Amortization of step-up of acquired inventory value in accounting for acquisitions.
(2) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(3) Excludes depreciation expense captured in the depreciation and amortization component of the reconciliation.

ANGIODYNAMICS, INC. AND SUBSIDIARIES PRELIMINARY NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY (unaudited in thousands)

	Three months ended (a)			Six months ended (b)
	Nov 30,	Nov 30,	%	Nov 30,	Nov 30,	%
	2014	2013	Growth	2014	2013	Growth

Net Sales by Product Category
Peripheral Vascular	$49,441	$48,815	1%	$96,802	$94,360	3%
Vascular Access	27,968	25,571	9%	54,393	50,854	7%
Oncology/Surgery	13,634	12,557	9%	25,996	23,724	10%
Total Excluding Supply Agreement	91,042	86,943	5%	177,190	168,938	5%
Supply Agreement	1,107	1,628	-32%	2,290	3,277	-30%
Total	$92,149	$88,571	4%	$179,480	$172,215	4%
	0	0		0	0
Net Sales by Geography
United States	$72,059	$69,485	4%	$140,438	$136,652	3%
International	18,984	17,458	9%	36,752	32,286	14%
Supply Agreement	1,107	1,628	-32%	2,290	3,277	-30%
Total	$92,149	$88,571	4%	$179,480	$172,215	4%

(a) There were 62 sales days in the three months ended November 30, 2014 and 2013.
(b) There were 126 sales days in the six months ended November 30, 2014 and 2013.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Nov 30,	May 31,
	2014	2014
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$14,877	$16,105
Marketable securities	1,698	1,809
Total cash and investments	16,575	17,914

Receivables, net	58,556	61,968
Inventories, net	75,315	61,234
Deferred income taxes	4,091	4,625
Prepaid income taxes	2,156	510
Prepaid expenses and other	6,753	5,471
Total current assets	163,446	151,722

Property, plant and equipment, net	67,553	66,590
Intangible assets, net	197,362	205,256
Goodwill	360,473	360,473
Deferred income taxes	7,236	10,403
Other non-current assets	3,260	4,447
Total Assets	$799,330	$798,891

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$41,146	$49,547
Current portion of long-term debt	6,250	5,000
Current portion of contingent consideration	9,795	10,918
Other current liabilities	746	1,288
Total current liabilities	57,937	66,753
Long-term debt, net of current portion	148,910	137,660
Contingent consideration, net of current portion	47,643	56,413
Other long-term liabilities	1,270	1,230
Total Liabilities	255,760	262,056

Stockholders' equity	543,570	536,835
Total Liabilities and Stockholders' Equity	$799,330	$798,891

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$1,338	$(261)	$1,808	$(634)
Depreciation and amortization	7,314	7,123	13,999	13,870
Amortization of acquired inventory basis step-up	-	75	-	75
Change in fair value of contingent consideration	617	940	1,418	1,673
Tax effect of exercise of stock options	-	(85)	-	(146)
Deferred income taxes	1,575	586	3,685	1,155
Stock-based compensation	1,506	1,271	2,901	2,423
Other	(61)	140	256	288
Changes in operating assets and liabilities
Receivables	(2,746)	(1,916)	3,069	(123)
Inventories	(4,894)	(878)	(14,081)	(4,351)
Accounts payable and accrued liabilities	(5,905)	2,133	(6,138)	3,410
Other	(891)	(670)	(3,712)	(1,882)
Net cash provided by (used in) operating activities	(2,147)	8,458	3,205	15,758

Cash flows from investing activities:
Additions to property, plant and equipment	(2,419)	(4,288)	(7,523)	(7,191)
Acquisition of businesses, net of cash acquired	-	-	-	(4,169)
Acquisition of intangible assets	(96)	(150)	(250)	(150)
Other cash flows from investing activities	-	-	-	303
Net cash provided by (used in) investing activities	(2,515)	(4,438)	(7,773)	(11,207)

Cash flows from financing activities:
Repayment of long-term debt	(1,250)	(143,750)	(2,500)	(143,750)
Proceeds from issuance of long-term debt and revolver borrowings	15,000	141,410	15,000	141,410
Payment of Contingent Consideration	(9,122)	(8,350)	(11,222)	(9,300)
Proceeds from exercise of stock options and ESPP	1,144	455	2,103	1,133
Other cash flows from financing activities	-	(677)	-	(677)
Net cash provided by (used in) financing activities	5,772	(10,912)	3,381	(11,184)

Effect of exchange rate changes on cash	(41)	-	(41)	4
Increase (Decrease) in cash and cash equivalents	1,069	(6,892)	(1,228)	(6,629)

Cash and cash equivalents
Beginning of period	13,808	22,065	16,105	21,802
End of period	$14,877	$15,173	$14,877	$15,173
	-		-

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